[WRC media LOGO]


              WRC Media, Inc.
              512 Seventh Avenue
              23rd Floor
              New York, NY  10018



CONTACT: Richard Nota
         WRC Media Inc.
         212-768-2268

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                         REPORTS THIRD QUARTER RESULTS


October 26, 2001 - WRC Media announced results for the third quarter ended September 30, 2001.

WRC Media's consolidated revenue for the third quarter increased $3.3 million or 5.8% to $60.2 million from $56.9 million for the same period in 2000 with consolidated core revenue up 6.7% during the period.

Martin E. Kenney, Chief Executive Officer, commented, "The tragic events of September 11th have affected us all. While WRC Media was fortunate to return to relative normalcy in our day-to-day operations, our thoughts are with all of those who have not been able to do so." Kenney continued, "Our results for the third quarter are particularly impressive in light of the overall economic environment. I am particularly pleased with the performance of WRC Media's Assessment, Curriculum and Educational Technology Group in the third quarter ended September 30, 2001. At American Guidance Service, Inc. (AGS(R)), assessment and curriculum revenue was up 7.6% and EBITDA was up significantly - more than $1.1 million or 13.8% for the third quarter compared to the same period in 2000. At CompassLearning(TM), new software sales - the key indicator of overall CompassLearning(TM) performance - were up approximately 7% for the third quarter versus the prior year's quarter, and up 18% for the nine months ended September 30, 2001 compared to the same period in 2000." Kenney continued, "We remain

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cautiously optimistic regarding our prospects for the remainder of 2001 despite the events of September 11th, which have resulted in canceled school board meetings, additional pressure on library spending and re-directed advertising spending from our corporate sponsored periodicals to WTC relief contributions. We hope this phenomenon is short-term and that most of the business affected was not necessarily lost but deferred. Numerous school board meetings in late September were cancelled, which resulted in lower Compass software sales than originally expected. However, Our CompassLearning(TM) pipeline remains strong, up significantly over 2000, and we have made significant investments in revenue opportunities at all of our units which should continue to pay off in the months ahead."

Net revenue for the third quarter of 2001 - excluding non-core business lines of hardware and Funk & Wagnalls Yearbooks (see footnote 1 below), increased $3.7 million, or 6.7%, to $59.1 million from $55.4 million for the same period in 2000.

($000)                                                          Variance to
                                        Q3         Q3             Q3 2000
                                     -------     -------     ------------------
Net Revenue                            2001       2000          $         %
---------------------------------    --------- -----------  --------  ---------
Weekly Reader                         13,664      13,587         77       0.6%
AGS                                   19,312      17,954      1,358       7.6%
World Almanac                         12,700      11,942        758       6.3%
Compass                               14,218      13,438        780       5.8%
Child U                                  343           -        343       N/A
                                     -------     -------     -------   --------
WRC Media -Consolidated               60,237      56,921      3,316       5.8%
                                     -------     -------     -------   --------
Non-core revenue:
  Compass Hardware sales                 481         834       (353)    (42.3%)
  World Almanac's Funk & Wagnall's
    Yearbook sales (1)                   660         708        (48)     (6.8%)
                                     -------     -------     -------   --------
WRC Media -Core business              59,096      55,379      3,717       6.7%
                                     =======     =======     =======   ========

1 World Almanac is no longer soliciting new subscribers for its Yearbooks since the print edition of the Funk & Wagnalls Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon sales orders from existing customers via renewals.

At AGS(R), sales increased $1.4 million, or 7.6%, to $19.3 million for the third quarter of 2001 from $17.9 million for the same period in 2000, primarily due to higher sales of curriculum products related to a new Florida textbook adoption and sales attributable to the recently completed Lindy acquisition. At Weekly Reader, sales of $13.7 million for the third quarter of 2001 were $0.1 million or 0.6% greater than the same period in 2000. This was primarily

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attributable to a $0.7 million or 18.0% increase in higher corporate sponsored periodical revenue from Weekly Reader's subsidiary Lifetime Learning Systems combined with $0.5 million or 6.7% increase in elementary and secondary periodical revenue offset by a $1.1 million or 49.1% decrease in Skills book revenue compared to the same period a year ago. The drop in Skills book revenue is attributable to 2001 not representing a presidential election year, which was the case in the prior year. Skills book revenue significantly increases in presidential election years. At World Almanac Education Group, third quarter sales increased by $0.8 million, or 6.3%, to $12.7 million from $11.9 million for the same period in 2000, primarily as a result of continued strength of World Almanac's Facts On File News Services (FOFN) division and improvement in sales at it's Gareth Stevens division. At FOFN, the third quarter of 2001 revenue of $1.9 million was $0.3 million or 20.0% greater than the third quarter of 2000 driven by significant growth at the division's FACTS.com Internet news service. For the third quarter of 2001, revenue from World Almanac's FACTS.com website - the web authority of fully integrated, highly respected research and reference materials - grew an impressive 50.5% compared to the same period in 2000. In addition, sales of children's library books at World Almanac's Gareth Stevens division which showed signs of softness in the first half of 2001 grew to $3.7 million in the third quarter of 2001 which represented a $0.6 million or 21.5% increase compared to the same period a year ago.

At CompassLearning(TM), total revenue increased $0.8 million, or 5.8%, to $14.2 million for the third quarter of 2001 from $13.4 million for the same period in 2000. Core revenue for the third quarter of 2001, excluding the planned attrition of hardware sales, increased $1.1 million, or 9.0%, to $13.7 million from $12.6 million for the same period in 2000. New software sales for the third quarter of 2001 increased by $0.5 million or 7.1% to $7.4 million from $6.9 million for the same period in 2000 and revenue from technical support services increased $0.5 million or 17.2% in third quarter compared to the same period a year ago. As previously stated, new software sales at CompassLearning(TM) were negatively impacted in the quarter due to the cancellation of numerous school board meetings in September. We hope to recoup these revenues in the latter part of this year.

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


CompassLearning                                               Variance to 2000
Net Revenue for the three months     -------     -------     ------------------
ended September 30,2001                2001       2000          $         %
---------------------------------    --------- -----------  --------  ---------
($000)
Software                               7,427       6,938        489       7.0%
Professional Development               2,595       2,497         98       3.9%
Technical Support                      3,715       3,169        546      17.2%
Hardware                                 481         834       (353)    (42.3%)
                                     -------     -------     -------   --------
Compass -Consolidated                 14,218      13,438        780       5.8%
                                     -------     -------     -------   --------
Non-core revenue:
  Compass Hardware business              481         834       (353)    (42.3%)
                                     -------     -------     -------   --------
Compass -Core business                13,737      12,604      1,133       9.0%
                                     =======     =======     =======   ========

WRC Media Inc.'s consolidated EBITDA (excluding unrestricted subsidiaries - see footnote 1) of $16.1 million for the third quarter was constant compared to the same period a year ago.
------------------------------------------------------------------------------

Net revenue for the nine months ended September 30, 2001 - excluding de-emphasized non-core business lines, increased $7.5 million, or 5.0%, to $156.6 million from $149.1 million for the same period in 2000. Operating income before amortization expense rose to $33.0 million versus $30.9 million in 2000, a 6.7% increase.

Each of the WRC Media operating units posted year-to-date core revenue gains compared to prior year. See charts below:

($000)                                                          Variance to
                                                                 Prior Year
Net Revenue for the nine months                             -------------------
ended September 30,2001                2001       2000          $         %
---------------------------------    --------- -----------  --------  ---------
Weekly Reader                         28,561      28,109        452       1.6%
AGS                                   45,307      43,578      1,729       4.0%
World Almanac                         38,099      36,773      1,326       3.6%
Compass                               48,747      49,092       (345)     (0.7%)
Child U                                  417           -        417        N/A
                                     -------     -------     -------   --------
WRC Media - Consolidated             161,131     157,552      3,579       2.3%
                                     -------     -------     -------   --------
Non-core revenue:
  Compass Hardware business            2,058       5,739     (3,681)    (64.1%)
  World Almanac's Funk & Wagnall's
    Encyclopedia business              2,473       2,726      (253)      (9.3%)
                                     -------     -------     -------   --------
WRC Media -Core business             156,600     149,087      7,513       5.0%
                                     =======     =======     =======   ========

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

CompassLearning(TM)- Update:
---------------------------


($000)                                                        Variance to 2000
Net Revenue for the nine months      --------- -----------  -------------------
ended September 30                     2001       2000          $         %
---------------------------------    --------- -----------  --------  ---------
($000)
Software                              28,133      23,773      4,360      18.3%
Professional Development               7,429       7,945       (516)     (6.5%)
Technical Support                     11,127      11,635       (508)     (4.4%)
Hardware                               2,058       5,739     (3,681)    (64.1%)
                                     -------     -------     -------   --------
Compass - Consolidated                48,747      49,092       (345)     -0.7%
                                     -------     -------     -------   --------
Non-core revenue:
Hardware (a)                           2,058       5,739     (3,681)    (64.1%)
                                     -------     -------     -------   --------
Compass - Core business               46,689      43,353      3,336       7.7%
                                     =======     =======     =======   ========


(a) CompassLearning(TM)'s hardware business revenues are generally derived from reselling hardware to customers who request that CompassLearning(TM) provide a package of software and hardware. In prior years, CompassLearning(TM) offered hardware to customers as a wholesaler of private label and other products. However, because of the less profitable nature of the business compared to CompassLearning(TM)'s other businesses and to reduce the need for inventory and the risk of technological change rendering inventory obsolete, CompassLearning(TM) began discontinuing its wholesale hardware business in the mid 1990's. Currently, CompassLearning(TM) has arrangements with Apple, IBM, Compaq, Gateway, and Dell computers in order to accommodate requests by customers for complete hardware and software solutions.

The biggest gain in core revenue took place at WRC's CompassLearning(TM) unit. CompassLearning(TM) core revenues were $3.3 million or 7.7% greater than the same period in the prior year primarily as a result of $4.4 million or 18.3% increase in new software revenue.

WRC Media consolidated EBITDA (before unrestricted subsidiaries- see footnote 1) for the nine months ending September 30, 2001 of $36.3 million was significantly ahead of prior year by $2.8 million or 8.2%. The improved profitability compared to prior year was primarily driven by increased sales of CompassLearning(TM)'s software and ongoing rationalization of the business.

Net loss decreased by $6.9 million, or 13.3%, to $45.2 million compared to $52.1 million last year, primarily as a result of a $5.4 million decrease in non-cash depreciation and amortization expenses for intangible assets, and $2.1 million increase in operating income before amortization expense.

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

As of September 30, 2001, WRC Media Inc.'s cash balance was $9.3 million (which included $4.4 million of cash restricted to fund WRC Media's unrestricted subsidiary and its investment in ThinkBox Inc.) and consolidated debt was $288.1 million. During the three months ended September 30, 2001, WRC Media Inc. made scheduled principal payments of $1.1 million on its senior credit facilities and as of September 30, 2001, the Company had $7.0 million outstanding under its revolving credit facility. Capital expenditures (including prepublication costs) for the nine months ended September 30, 2001 were $8.4 million.
--------------------------------------------------------------------------------
Footnote 1:   Given the projected near-term financial performance of ChildU(TM)
              and ThinkBox(TM), WRC Media designated ChildU(TM)and
              ThinkBox(TM). "Unrestricted Subsidiaries" under its Credit
              Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii)
              Permit additional investments in ChildU(TM)and ThinkBox(TM) by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM)and
              ThinkBox(TM)financial performance will not be reflected in any covenant calculations. Accordingly, Consolidated EBITDA
              (before unrestricted subsidiaries) is defined as WRC Media consolidated EBITDA excluding the EBITDA loss contributed by its unrestricted subsidiaries - ChildU(TM)and its investment in ThinkBox(TM).

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. has two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of American Guidance Service, Inc. (AGS(R)), CompassLearning, Inc. and ChildU, Inc.

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based digital-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

       ChildU(TM) is a leading developer and provider of Internet-delivered curriculum and management tools. The Learning Odyssey(TM), the primary product line, provides highly engaging and standards-based student activities that make extending the school to the home an anytime, anyplace learning reality.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R)news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R)encyclopedia. The company distributes high quality books to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

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

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations; nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

                                 WRC Media Inc.
             For the three months ended September 30, 2001 and 2000
                                ($ in thousands)
                                                                 Actual                    Increase/(Decrease)
                                                          9/30/2001      9/30/2000             $           %
                                                        -------------  -------------    -------------  -----------
Revenues
   Weekly Reader                                            13,664        $13,587              $77        0.6%
   American Guidance Service                                19,312         17,954            1,358        7.6%
   World Almanac Education                                  12,700         11,942              758        6.3%
   Compass Learning                                         14,218         13,438              780        5.8%
   ChildU                                                      343              -              343           -
                                                        -------------  -------------    -------------  -----------
Total Revenue                                               60,237        $56,921           $3,316        5.8%

Costs and Expenses:
   Operating costs and expenses                             44,753         40,931            3,822        9.3%
   Depreciation                                                813            736               77       10.4%
                                                        -------------  -------------    -------------  -----------

Operating Income before amortization expense                14,671        $15,254            $(583)      (3.8%)

   Amortization of goodwill and other intangibles           17,178         28,014          (10,836)     (38.7%)
                                                        -------------  -------------    -------------  -----------

Operating Loss after amortization expense                   (2,507)      $(12,760)         $10,253       80.4%

Interest expense                                             8,179          9,054             (875)      (9.7%)
Other,(income)/expense,net                                     508            (16)             524     3271.9%
Income taxes                                                   223           (552)             775      140.4%
                                                        -------------  -------------    -------------  -----------

Net Loss                                                   (11,417)      $(21,246)          $9,829       46.3%
                                                        =============  =============    =============  ===========

EBITDA
   Net Loss                                                (11,417)      $(21,246)          $9,829       46.3%
   Depreciation and amortization of intangibles             17,991         28,750          (10,759)     (37.4%)
   Amortization of deferred financing costs                    157            286             (129)     (45.1%)
   Income taxes                                                223           (552)             775      140.4%
   Interest expense                                          8,086          8,837             (751)      (8.5%)
   Non-cash,non-recurring charges                                -              6               (6)    (100.0%)
                                                        -------------  -------------    -------------  -----------
EBITDA                                                      15,040        $16,081          $(1,041)      (6.5%)
   Add:ChildU EBITDA loss                                      799              -              799           -
   Add:Thinkbox EBITDA loss                                    282              -              282           -
                                                        -------------  -------------    -------------  -----------
EBITDA excluding ChildU and Thinkbox                        16,121        $16,081              $40        0.3%
                                                        =============  =============    =============  ===========

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

                                 WRC Media Inc.
             For the three months ended September 30, 2001 and 2000
                                ($ in thousands)
                                                                 Actual                    Increase/(Decrease)
                                                          9/30/2001      9/30/2000             $           %
                                                        -------------  -------------    -------------  -----------
Revenues
   Weekly Reader                                            28,561        $28,109             $452        1.6%
   American Guidance Service                                45,307         43,578            1,729        4.0%
   World Almanac Education                                  38,099         36,773            1,326        3.6%
   Compass Learning                                         48,747         49,092             (345)      (0.7%)
   ChildU (see footnote 1)                                     417              -              417           -
                                                        -------------  -------------    -------------  -----------
Total Revenue                                              161,131       $157,552           $3,579        2.3%
Costs and Expenses:
   Operating costs and expenses                            125,698        124,595            1,103        0.9%
   Depreciation                                              2,419          2,030              389       19.1%
                                                        -------------  -------------    -------------  -----------
Operating Income before amortization expense                33,014        $30,927           $2,087        6.7%
   Amortization of goodwill and other intangibles           51,261         56,695           (5,434)      (9.6%)
                                                        -------------  -------------    -------------  -----------
Operating Loss after amortization expense                  (18,247)      $(25,768)          $7,521       29.2%
Interest expense                                            25,332         26,205             (873)      (3.3%)
Other,(income)/expense,net                                   1,113            (30)           1,143     3808.3%
Income taxes                                                   503            199              304      152.8%
                                                        -------------  -------------    -------------  -----------
Net Loss                                                   (45,195)      $(52,142)          $6,947       13.3%
EBITDA
   Net Loss                                                (45,195)      $(52,142)          $6,947       13.3%
   Depreciation and amortization of intangibles             53,680         58,725           (5,045)      (8.6%)
   Amortization of deferred financing costs                    760            744               16        2.2%
   Income taxes                                                503            199              304      152.8%
   Interest expense                                         24,770         25,616             (846)      (3.3%)
   Non-cash,non-recurring charges                                -            431             (431)    (100.0%)
                                                        -------------  -------------    -------------  -----------
EBITDA                                                      34,518        $33,573             $945        2.8%
   Add:ChildU EBITDA loss                                    1,412              -            1,412           -
   Add:Thinkbox EBITDA loss                                    411              -              411           -
                                                        -------------  -------------    -------------  -----------
EBITDA excluding ChildU and Thinkbox                        36,341        $33,573           $2,768        8.2%
                                                        =============  =============    =============  ===========

Footnote 1: ChildU revenues represent activity for the period from inception (May 9,2001) through September 30, 2001.


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